Exhibit 99.1

China Automotive Systems Reports 2020 First Quarter Results

WUHAN, China, June 23, 2020 /PRNewswire/ -- China Automotive Systems, Inc. (NASDAQ: CAAS) ("CAAS" or the "Company"), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the first quarter ended March 31, 2020.

First Quarter 2020 Highlights

•	Net sales decreased 32.6% to $73.6 million from $109.2 million in the first quarter of 2019 primarily due to the impact of the COVID-19 pandemic lockdown in China

•	Net sales of electric power steering (“EPS”) products declined 63.5% to $8.1 million from $22.2 million in the first quarter of 2019

•	Net product sales to Fiat Chrysler and Ford in North America were $28.1 million consistent with the same quarter last year

•	Gross margin increased to 15.2% compared with 12.9% in the first quarter of 2019

•	Net income attributable to parent company's common shareholders was $0.05 million, compared to $1.5 million in the first quarter of 2019

•	Total cash and cash equivalents and pledged cash were $132.6 million

Mr. Qizhou Wu, chief executive officer of CAAS, commented, "Our extraordinary sales decline reflects the devastating impact of the COVID-19 pandemic on China’s economy and especially the domestic Chinese automobile industry. China’s GDP declined by 6.8% year-over-year, and car sales were down 42% in the first quarter of 2020 compared to the first quarter of 2019 according to the China Association of Automobile Manufacturers (“CAAM”). Internationally, our sales to our tier-1 North American customers remained constant. Also, our innovative, new powerpack brushless motors are about to start commercial production to add a new revenue channel.”

Mr. Jie Li, chief financial officer of CAAS, commented, “Even during the most difficult quarter in our Company’s history, our operations continued to generate positive cash flow and our cash position improved. Our gross margin increased in the first quarter and we have maintained net profitability during this crisis. With our strong balance sheet and effective cashflow management, we remain financially sound.”

First Quarter of 2020

In the first quarter of 2020, net sales were $73.6 million compared to $109.2 million in the same quarter of 2019, reflecting a 32.6% year-over-year decline. The decrease in net sales was mainly due to lower sales volume for legacy hydraulic products due to coronavirus lockdown and lower average selling prices in the domestic markets during the pandemic crisis.

Gross profit was $11.2 million in the first quarter of 2020 compared with $14.0 million in the first quarter of 2019. The gross margin increased to 15.2% in the first quarter of 2020 compared to 12.9% in the first quarter of 2019, mainly due to changes in the product mix.

Gain on other sales was $0.6 million in the first quarter of 2020 compared to $1.3 million in the first quarter of 2019, reflecting lower scrap volume.

Selling expenses were $2.1 million in the first quarter of 2020, compared to $3.1 million in the first quarter of 2019. The decrease was primarily due to the lower freight expenses, resulting from the suspension of the Company’s operations for most of the quarter due to the outbreak of the COVID-19 pandemic. Selling expenses represented 2.9% of net sales in the first quarter of 2020 compared to 2.8% in the first quarter of 2019.

General and administrative expenses ("G&A expenses") were $3.4 million in the first quarter of 2020, compared to $4.6 million in the same quarter of 2019. The decrease was primarily due to lower office expenses. G&A expenses represented 4.6% of net sales in the first quarter of 2020 compared with 4.2% in the first quarter of 2019.

Research and development expenses ("R&D expenses") were $5.1 million in the first quarter of 2020, compared to $6.6 million in the first quarter of 2019. R&D expenses represented 6.9% of net sales in the first quarter of 2020 compared to 6.0% in the first quarter of 2019. Lower R&D expenses were primarily due to increased cost controls.

Other income was $0.1 million for the three months ended March 31, 2020 compared to $1.4 million for the three months ended March 31, 2019, representing a decrease of $1.3 million, primarily due to lower governmental subsidies and a donation made to combat COVID-19 pandemic in the first quarter of 2020.

Income from operations was $1.2 million in the first quarter of 2020, compared to $1.0 million in the same quarter of 2019. The increase was primarily due to higher gross margin and decreased operating expenses offsetting the impact of lower sales volume in the first quarter of 2020.

Interest expense was $0.4 million in the first quarter of 2020 compared to $0.6 million in the same quarter of 2019. The decrease was primarily due to decreased loans.

Net financial expense was $0.5 million in the first quarter of 2020 compared to $0.7 million in the first quarter of 2019. The increase in net financial expense was primarily due to a decrease in foreign exchange loss in the first quarter of 2020.

Income before income tax expenses and equity in earnings of affiliated companies was $0.4 million in the first quarter of 2020, compared to $1.2 million in the first quarter of 2019. The decrease in income before income tax expenses and equity in earnings of affiliated companies in the first quarter of 2020 was mainly due to lower income from operations and lower other income.

Net income attributable to parent company's common shareholders was $0.05 million in the first quarter of 2020, compared to $1.5 million in the first quarter of 2019. Diluted earnings per share were nil per share in the first quarter of 2020, compared to $0.05 in the first quarter of 2019.

The weighted average number of diluted common shares outstanding was 31,174,119 in the first quarter of 2020, compared to 31,513,297 in the first quarter of 2019.

Balance Sheet

As of March 31, 2020, total cash and cash equivalents and pledged cash were $132.6 million, total accounts receivable including notes receivable were $196.5 million, accounts payable were $165.8 million and bank and government loans were $51.1 million. Total parent company stockholders' equity was $283.8 million as of March 31, 2020, compared to $289.2 million as of December 31, 2019.

Business Outlook

By mid-March, most of the Company’s production operations were up and running after the lockdown restrictions were lifted by the respective local governments as the COVID-19 outbreak subsided in China. In April, the Company regained its full operating capacity and reopened its Wuhan headquarters after a temporary relocation to Jingzhou City in March.

Mr. Qizhou Wu, chief executive officer of CAAS, further commented, "Industry data show that April and May auto sales in China experienced a strong rebound. We remain cautiously hopeful that the resilience of Chinese economy and large consumer base will propel a reasonable recovery of the auto sector in the remaining part of the year.”

Management reiterates its revenue guidance for the full year 2020 of $360 million. This target is based on the Company's current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on June 23, 2020 at 8:00 A.M. EDT/8:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management's presentation. To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the "China Automotive Systems" conference call:

US Toll Free:	+1-877-407-8031
International:	+1-201-689-8031
China (toll free):	+ 86 400 120 2840

A replay of the call will be available on the Company’s website under the investor

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through ten Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 6 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Chrysler Group LLC and Ford Motor Company in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

 This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on May 14, 2020 and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. If the outbreak of COVID-19 is not effectively and timely controlled, our business operations and financial condition may be materially and adversely affected as a result of the deteriorating market outlook for automobile sales, the slowdown in regional and national economic growth, weakened liquidity and financial condition of our customers or other factors that we cannot foresee. Any of these factors and other factors beyond our control, could have an adverse effect on the overall business environment, cause uncertainties in the regions where we conduct business, cause our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations. A prolonged disruption or any further unforeseen delay in our operations of the manufacturing, delivery and assembly process within any of our production facilities could continue to result in delays in the shipment of products to our customers, increased costs and reduced revenue. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

+1-212-521-4050

Email: Kevin@awakenlab.com

-Tables Follow -

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Three Months Ended March 31,
	2020	2019
Net product sales ($7,494 and $12,836 sold to related parties for the three months ended March 31, 2020 and 2019)	$73,555	$109,193
Cost of products sold ($3,134 and $5,504 purchased from related parties for the three months ended March 31, 2020 and 2019)	62,403	95,148
Gross profit	11,152	14,045
Gain on other sales	600	1,269
Less: Operating expenses
Selling expenses	2,118	3,085
General and administrative expenses	3,429	4,590
Research and development expenses	5,053	6,602
Total operating expenses	10,600	14,277
Income from operations	1,152	1,037
Other income, net	117	1,407
Interest expense	(365)	(568)
Financial expense, net	(531)	(665)
(Loss)/income before income tax expenses and equity in earnings of affiliated companies	373	1,211
Less: Income taxes	514	198
Equity in (loss)/earnings of affiliated companies	(347)	211
Net (loss)/income	(488)	1,224
Net loss attributable to non-controlling interests	(533)	(243)
Net income attributable to parent company’s common shareholders	$45	$1,467
Comprehensive income:
Net (loss)/income	$(488)	$1,224
Other comprehensive income:
Foreign currency translation (loss)/income, net of tax	(4,961)	6,363
Comprehensive (loss)/income	(5,449)	7,587
Comprehensive (loss)/income attributable to non-controlling interests	(897)	214
Comprehensive (loss)/income attributable to parent company	$(4,552)	$7,373

Net income attributable to parent company’s common shareholders per share

Basic -	$-	$0.05

Diluted -	$-	$0.05
Weighted average number of common shares outstanding
Basic	31,174,045	31,507,487
Diluted	31,174,119	31,513,297

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Balance Sheets

(In thousands of USD unless otherwise indicated)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$108,171	$76,708
Pledged cash	24,398	29,688
Accounts and notes receivable, net - unrelated parties	182,873	211,841
Accounts and notes receivable - related parties	13,625	21,164
Inventories	71,158	82,931
Other current assets	16,885	18,833
Total current assets	417,110	441,165
Non-current assets:
Property, plant and equipment, net	134,261	140,437
Land use rights, net	10,121	10,346
Long-term investments	40,790	39,642
Other non-current assets	27,395	28,374
Total assets	$629,677	$659,964

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term loans	$44,057	$46,636
Accounts and notes payable - unrelated parties	157,376	180,175
Accounts and notes payable - related parties	8,391	6,492
Accrued expenses and other payables	47,547	45,337
Other current liabilities	24,115	25,134
Total current liabilities	281,486	303,774
Long-term liabilities:
Long-term government loans	7,057	7,167
Other long-term payable	3,938	4,948
Long-term tax payable	26,693	26,693
Other non-current liabilities	7,901	8,010

Total liabilities	$327,075	$350,592

Stockholders’ equity:
Common stock, $0.0001 par value - Authorized - 80,000,000 shares; Issued - 32,338,302 and 32,338,302 shares as of March 31, 2020 and December 31, 2019, respectively	$3	$3
Additional paid-in capital	64,400	64,429
Retained earnings-
Appropriated	11,265	11,265
Unappropriated	220,493	221,237
Accumulated other comprehensive income	(8,059)	(3,462)
Treasury stock –1,164,257 and 1,164,257 shares as of March 31, 2020 and December 31, 2019, respectively	(4,261)	(4,261)
Total parent company stockholders' equity	283,841	289,211
Non-controlling interests	18,761	20,161
Total stockholders' equity	302,602	309,372
Total liabilities and stockholders' equity	$629,677	$659,964

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net (loss)/income	$(488)	$1,224
Adjustments to reconcile net (loss)/income from operations to net cash provided by/(used in) operating activities:
Depreciation and amortization	5,100	3,987
Reversal of provision for doubtful accounts	(1)	(355)
Deferred income taxes	(34)	(84)
Equity in loss/(earnings) of affiliated companies	347	(211)
Government subsidy reclassified from government loans	287	-
Loss on fixed assets disposals	52	-
(Increase)/decrease in:
Accounts and notes receivable	33,303	(1,977)
Inventories	10,430	(121)
Other current assets	(3,455)	2,387
Increase/(decrease) in:
Accounts and notes payable	(18,047)	(21,299)
Accrued expenses and other payables	2,557	(2,208)
Other current liabilities	(824)	443
Net cash provided by/(used in) operating activities	29,227	(18,214)
Cash flows from investing activities:
Increase in demand loans and employee housing loans included in other non-current assets	(212)	(249)
Cash received from property, plant and equipment sales	242	834
Payments to acquire property, plant and equipment (including $242 and $760 paid to related parties for the three months ended March 31, 2020 and 2019, respectively)	(1,976)	(8,777)
Payments to acquire intangible assets	-	(1,194)
Investment under the equity method	(2,579)	-
Purchase of short-term investments	-	(15,563)
Proceeds from maturities of short-term investments	5,781	14,901
Cash received from long-term investment	448	-
Net cash provided by/(used in) investing activities	1,704	(10,048)
Cash flows from financing activities:
Proceeds from bank loans	14,368	15,275
Repayments of bank loans	(16,247)	(11,881)
Repayments of the borrowing for sale and leaseback transaction	(1,028)	(1,063)
Repurchase of common shares	-	(342)
Net cash (used in)/provided by financing activities	(2,907)	1,989
Effects of exchange rate on cash, cash equivalents and pledged cash	(1,851)	1,980
Net increase/(decrease) in cash, cash equivalents and pledged cash	26,173	(24,293)
Cash, cash equivalents and pledged cash at beginning of the period	106,396	115,969
Cash, cash equivalents and pledged cash at end of the period	$132,569	$91,676